UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2020

AGENUS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Forbes Road

Lexington, MA 02421

(Address of principal executive offices, including zip code)

(781) 674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	AGEN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2020, the Board of Directors (the “Board”) of Agenus Inc. (the “Company”) elected Paul N. Clark to become a director of the Company. Mr. Clark was elected as a Class III director with an initial term that expires at the Company’s annual meeting of stockholders in 2021, and he will serve on the Executive Committee of the Board (the “Executive Committee”).

Mr. Clark has significant experience in the pharmaceutical and biotechnology industries including considerable experience as a public company director. Mr. Clark has served as a director of Keysight Technologies, Inc. since its inception in 2014, as lead director since November 2019, and he currently chairs its Nominating and Corporate Governance Committee. Mr. Clark has also served as a director of Agilent Technologies, Inc. since 2006, and he currently chairs its Audit and Finance Committee. Mr. Clark was a Strategic Advisory Board member of Genstar Capital LLC (“Genstar”) from August 2007 to December 2016 and was an Operating Partner from August 2007 to January 2013. Genstar is a middle market private equity firm which focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark received a Bachelor of Arts degree in finance from the University of Alabama and a Masters in Business Administration from Dartmouth College. The Board has deemed that Mr. Clark is a highly qualified candidate to serve on the Board.

In connection with his election to the Board, Mr. Clark was granted an option to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s 2019 Equity Incentive Plan and the Company’s non-employee director compensation program. The option has a per-share exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant and a 10-year term, and it vests over three years in equal annual installments (provided Mr. Clark maintains a service relationship with the Company through each such vesting date). In connection with his appointment to the Executive Committee, Mr. Clark was also granted a restricted stock unit award for 11,786 shares of the Company’s common stock, which vests entirely on the one-year anniversary of the grant date. As a non-employee director, Mr. Clark will also receive cash and additional equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Mr. Clark and any other person pursuant to which Mr. Clark was selected as a director, and there are no transactions between Mr. Clark and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On August 31, 2020, the Company issued a press release announcing Mr. Clark’s appointment to the Board. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Agenus Inc. dated August 31, 2020

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2020	AGENUS INC.

	By:	/s/ Evan D. Kearns
Evan D. Kearns
VP, General Counsel and Secretary